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  CAROLINA FIRST CORPORATION                     EXHIBIT 11.1
  COMPUTATION OF EARNINGS PER SHARE

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

                                                           1st Qtr 1995  2nd Qtr 1995   YTD 2nd Qtr 1995

A.Net income.............................................   $2,183,000      $2,153,000     $4,336,000
  Less:  Dividends on preferred stock....................      727,000         685,000      1,412,000
B.Net income applicable to common shareholders...........   $1,456,000      $1,468,000     $2,924,000



  PRIMARY EARNINGS PER SHARE

  Average shares outstanding.............................    5,923,317       6,099,239       6,011,278

  Dilutive average shares outstanding
     under options.......................................      251,742         261,723        256,733

  Exercise prices........................................  $6.06 to $12.38  $6.06 to $12.38  $6.06 to $12.38

  Assumed proceeds on exercise...........................   $1,683,560       $1,807,092       $1,745,326

  Average market value per share.........................        14.29           13.94          14.11

  Less:  Treasury stock purchased with the assumed
     proceeds from exercise of options....................      117,832        129,625        123,656
C.Adjusted average shares -- Primary.....................     6,057,227      6,231,337      6,144,354


  Primary Earnings Per Share (B/C).......................         $0.24          $0.24          $0.48



  FULLY DILUTED EARNINGS PER SHARE

  Average shares outstanding.............................    5,923,317       6,099,239        6,011,278

  Dilutive average shares outstanding under options......      251,742         261,723          256,733

  Exercise prices........................................  $6.06 to $12.38  $6.06 to $12.38  $6.06 to $12.38

  Assumed proceeds on exercise...........................   $1,683,560      $1,807,092        $1,745,326

  Market value per share.................................        14.29           15.00            14.64

  Less:  Treasury stock purchased with the assumed
     proceeds from exercise of options...................      117,832        120,473          119,185
  Adjusted average shares................................    6,057,227      6,240,489        6,148,826

  Common shares from the assumed conversion
     of Convertible Preferred Stock......................    3,079,962      2,920,391        3,000,176

D.Adjusted average shares -- Fully diluted...............    9,137,189      9,160,880        9,149,002

  Fully Diluted Earnings Per Share (A/D).................        $0.23          $0.24            $0.47


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